UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  January 9, 2015

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive office and registrant's telephone number	IRS Employer Identification Number

001-36518	NEXTERA ENERGY PARTNERS, LP	30-0818558
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

On January 9, 2015, Palo Duro Wind Portfolio, LLC (the purchaser), an indirect wholly-owned subsidiary of NextEra Energy Partners, LP (NEP), completed its previously announced acquisition (the transaction) of 100% of the membership interests of Palo Duro Wind Project Holdings, LLC, which indirectly owns the Palo Duro wind facility, an approximately 250 megawatt wind generating facility located in Hansford and Ochiltree Counties, Texas, from Palo Duro Wind Holdings SellCo, LLC (the seller), pursuant to a purchase and sale agreement dated October 30, 2014. The seller is an indirect wholly-owned subsidiary of NextEra Energy, Inc. (NEE).

In exchange for the Palo Duro Wind Facility, the purchaser paid a total purchase price of approximately $228 million in cash consideration, excluding post-closing working capital and other adjustments, and assumed a differential membership liability of approximately $248 million. The cash purchase price was funded with cash on hand and a draw on an existing revolving credit facility. See Item 2.03.

The terms of the transaction were unanimously approved by NEP’s conflicts committee, which is comprised of the independent members of the board of directors of NextEra Energy Partners GP, Inc., the general partner of NEP and an indirect wholly-owned subsidiary of NEE. The conflicts committee retained independent legal and financial advisors to assist in evaluating and negotiating the transaction. In approving the transaction, the conflicts committee based its decision, in part, on an opinion from its independent financial advisor.

Through an indirect wholly-owned subsidiary, NEE owns a 79.9% limited partnership interest in NextEra Energy Operating Partners, LP (NEP OpCo) and 79.9% of the combined voting power of NEP’s outstanding common units. In addition, an indirect wholly-owned subsidiary of NEE provides operations and maintenance (O&M), administrative and management services to NEP and/or its affiliates through O&M agreements, administrative services agreements and a management services agreement.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On January 9, 2015, an indirect wholly-owned subsidiary of NEP OpCo borrowed approximately $58 million under its existing revolving credit facility entered into in July 2014. The borrowings were used in connection with the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  January 12, 2015

NEXTERA ENERGY PARTNERS, LP
(Registrant)

By:	NextEra Energy Partners GP, Inc., its general partner

CHRIS N. FROGGATT
Chris N. Froggatt Controller and Chief Accounting Officer

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